John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PRESENT
AT SANDLER O’NEILL & PARTNERS, L.P.
2011 EAST COAST FINANCIAL SERVICES CONFERENCE
ON NOVEMBER 10, 2011

New York, N.Y., November 4, 2011 - Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Sandler O’Neill & Partners L.P. 2011 East Coast Financial Services Conference, which will be held next week at the Fairmont Turnberry Isle, Aventura, Florida. The Sterling Bancorp presentation will take place on Thursday, November 10, 2011 at 10:55 a.m. Eastern Time.

The Sterling Bancorp presentation will be simultaneously webcast and can be accessed from the link: http://www.thomson-webcast.net/us/dispatching/SOP_20111110. To view the webcast, you will need to register in advance by clicking on the link and following the instructions provided.

A copy of the Sterling Bancorp presentation for the conference also will be available on the Company’s website beginning on November 10, 2011.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets exceeding $2.6 billion. Since 1929, Sterling National Bank, the company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the New York metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions - including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

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